EXHIBIT 23





                      ACCOUNTANTS' CONSENT


The Board of Directors
Hasbro, Inc.:

We consent to incorporation by reference in the Registration Statements Nos. 2-78018, 2-93483, 33-57344,
33-59583, 333-38159, 333-10404, 333-10412, and 333-34282 on
Form S-8 and Nos. 33-41548, 333-44101, 333-82077 and 333-
46986 on Form S-3 of Hasbro, Inc. of our reports dated
February 7, 2001 relating to the consolidated balance sheets of Hasbro, Inc. and subsidiaries as of December 31, 2000 and December 26, 1999 and the related statements of operations, shareholders' equity and cash flows and related schedule for each of the fiscal years in the three-year period ended December 31, 2000, which report on the consolidated financial statements is incorporated by reference and which report on the related schedule is included in the Annual Report on Form 10-K of Hasbro, Inc.
for the fiscal year ended December 31, 2000.



/s/ KPMG LLP


Providence, Rhode Island
March 30, 2001